Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES MARCH 2005 SALES RESULTS
— Comparable Store Sales Increase 9% —

Rochelle Park, New Jersey, April 6, 2005 — United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced that net sales increased 7% to $40.0 million during March 2005 from $37.3 million during March 2004. (Easter occurred during March 2005 and April 2004, creating a calendar shift that benefited somewhat the comparability of March sales results.)

Comparable store sales increased 9% and transactions per average store increased 21% for the month.

For the fiscal quarter to date, net sales increased 9% to $69.9 million from $64.2 million in the same period last year.

Comparable store sales increased 11% and transactions per average store increased 23% for the fiscal quarter to date.

Raphael Benaroya, the Company’s Chairman of the Board, President and Chief Executive Officer, commented: “March was the seventh consecutive month of increases in comparable store sales. Even though poor March weather adversely affected sales in the Northeast and Midwest, top line growth continued, with particular strength in the Company’s two southernmost fashion regions which posted comparable store sales increases of 20% and 14%, respectively.”

Mr.     Benaroya added: “From a qualitative prospective, I am pleased that sales growth is being driven by a broad range of products and a strong increase in transactions, both of which indicate improved product, store and brand acceptance by customers. Specifically, transactions per average store increased 18% in the Fall 2004 season, 25% in February 2005 and 21% in March 2005 versus the comparable periods in the previous year. “

He added further: “Moreover, our Internet site, www.avenue.com, delivered solid results, with sales increasing 87% for the month and 75% over the last seven months versus the comparable periods last year. Internet selling is profitable and we are committed to its further development.”

Mr.     Benaroya concluded: “The Company’s strategic repositioning is showing results. Now, the key to sustaining this momentum is continuity – staying focused on the detailed execution of the plan that is in place.”

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 512 AVENUE® stores with 2,239,000 square feet of selling space, as well as the AVENUE.COM® website at www.avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; variations in weather patterns; fluctuations in consumer acceptance of the Company’s products; changes in the ability to develop new merchandise; store lease expirations; risks associated with the financial performance of the World Financial Network National Bank private label credit card program; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production; and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations/Press: Cara O'Brien/Lila Sharifian Press: Melissa Merrill Financial Dynamics (212) 850-5600